EXHIBIT A
AGREEMENT
Pursuant to Securities Exchange Act
Rule 13d-l(k)(1)(iii)
The undersigned hereby agree that the Schedule 13D, filed pursuant to the Securities Exchange Act of 1934 and executed by each of the undersigned of even date herewith, is filed on behalf of each of the undersigned.

DULY EXECUTED this 4th day of August, 2008	/s/ Jefrey M. Wallace

Jefrey M. Wallace

Kairos Partners, LLC

	By:	/s/ Jefrey M. Wallace
Jefrey M. Wallace
Managing Member

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